Exhibit 3.1
EVERUS CONSTRUCTION GROUP, INC.
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
Everus Construction Group, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST: That the original certificate of incorporation of the Company was filed with the Secretary of the State of Delaware on February 28, 2024.
SECOND: That the board of directors of the Company (the “Board”), by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions proposing and declaring advisable that the certificate of incorporation of the Company be amended by changing Article IV thereof, so that, as amended, said Article shall read in its entirety as follows:
ARTICLE IV
Capital Stock
A.    Authorized Capital Stock. The Company shall be authorized to issue three hundred ten million (310,000,000) shares of capital stock which shall be divided into two classes as follows: (i) three hundred million (300,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) ten million (10,000,000) shares of preferred stock, par value $0.01 per share.
B.    Recapitalization. Effective as of the close of business on October 21, 2024 (such time, the “Recapitalization Time”), the total number of shares of Common Stock issued and outstanding, or held by the Company as treasury stock, immediately prior to the Recapitalization Time shall, automatically by operation of law and without any further action on the part of the Company or any holders of shares of capital stock of the Company, be converted into that number of validly issued, fully paid and non-assessable shares of the Common Stock authorized for issuance pursuant to this Certificate of Incorporation equal to the product of (i) the number of shares of common stock, par value $1.00 per share, of MDU Resources Group, Inc. (the “MDU Common Stock”) issued and outstanding as of the Recapitalization Time, but not including shares held by MDU Resources Group, Inc. as treasury stock, as of the Recapitalization Time, multiplied by (ii) 0.25.

C.    Common Stock. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.
THIRD: That in lieu of a meeting and vote of stockholders, the sole stockholder of the Company has given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.
FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the DGCL.
FIFTH: That the aforesaid amendment shall be effective upon the filing hereof.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by the undersigned as of this 21st day of October, 2024.

EVERUS CONSTRUCTION GROUP, INC.

By:	/s/ Paul R. Sanderson

Paul R. Sanderson
Chief Legal Officer and Corporate Secretary

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